Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES ANNOUNCES RESULTS OF PRIVATE DEBT EXCHANGE OFFER
FOR CERTAIN OF ITS DEBT SECURITIES

RED BANK, NJ, November 25, 2008 – Hovnanian Enterprises, Inc. (NYSE: HOV) (the “Company”) announced today the results of the private offer to exchange senior notes (collectively, the “Senior Notes”) in a private placement for new 18.0% Senior Secured Notes due 2017 (the “New Secured Notes”), which will be issued by K. Hovnanian Enterprises, Inc. (“K. Hovnanian”), a wholly owned subsidiary of the Company, and guaranteed by the Company and substantially all of its subsidiaries.  The New Secured Notes will be secured on a third-priority lien basis by substantially all the assets owned by the Company and guarantors of the New Secured Notes to the extent such assets secure obligations under the Company’s Revolving Credit Agreement, second-priority secured notes and certain other permitted indebtedness.

The exchange offer expired at Midnight, New York City time, on November 24, 2008 (the “Expiration Date”).  As of the Expiration Date, the following amounts of Senior Notes had been properly tendered (and not validly withdrawn) and will be accepted (without proration) for exchange into approximately $29.3 million aggregate principal amount of New Secured Notes: $560,000 in aggregate principal amount, or 0.56%, of the 8% Senior Notes due 2012; $11,975,000 in aggregate principal amount, or 5.57%, of the 6 1/2% Senior Notes due 2014; $1,132,000 in aggregate principal amount, or 0.75%, of the 6 3/8% Senior Notes due 2014; $3,297,000 in aggregate principal amount, or 1.65%, of the 6 1/4% Senior Notes due 2015; $28,675,000 in aggregate principal amount, or 9.56%, of the 6 1/4% Senior Notes due 2016; $24,764,000 in aggregate principal amount, or 8.25%, of the 7 1/2% Senior Notes due 2016; and $1,012,000 in aggregate principal amount, or 0.40%, of the 8 5/8% Senior Notes due 2017.  The settlement date for the exchange offer is expected to be December 3, 2008 (the “Settlement Date”).

Holders of Senior Notes that properly tendered (and did not validly withdraw) their Senior Notes prior to or at 5:00 p.m., New York City time, on November 7, 2008 (the “Early Tender Date”), and whose Senior Notes are accepted for exchange will receive the applicable Total Consideration set out in the Confidential Offering Memorandum relating to the exchange offer (the “Confidential Offering Memorandum”).  Holders of Senior Notes who properly tendered (and did not validly withdraw) their Senior Notes after the Early Tender Date and on or before the Expiration Date and whose Senior Notes are accepted for exchange will receive the applicable Exchange Consideration set out in the Confidential Offering Memorandum.  In addition, accrued interest up to, but not including, the Settlement Date will be paid in cash on all properly tendered and accepted Senior Notes.

The Company may, from time to time, make purchases and/or exchanges of Senior Notes through open market purchases, private transactions or otherwise depending on market conditions and covenant restrictions.

The exchange offer was made within the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S.

investors.  The New Secured Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy Senior Notes or New Secured Notes in any jurisdiction in which such an offer or sale would be unlawful.

The exchange offer was made only by, and pursuant to, the terms set forth in the Confidential Offering Memorandum, and the information in this press release is qualified by reference to the Confidential Offering Memorandum and the accompanying Letter of Transmittal.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Forward-Looking Statements

All statements in this press release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) operations through joint ventures with third parties, (14) product liability litigation and warranty claims, (15) successful identification and integration of acquisitions, (16) significant influence of the Company’s controlling stockholders, (17) geopolitical risks, terrorist acts and other acts of war and (18) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2007 and Form 10-Q for the quarter ended July 31, 2008.